Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Solid Biosciences Inc. of our report dated March 12, 2020 relating to the financial statements, which appears in Solid Biosciences Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 6, 2020